                                                                  EXHIBIT (a)(9)
                       SUPPLEMENT DATED APRIL 5, 1999 TO
                     OFFER TO PURCHASE DATED MARCH 22, 1999

                                       OF

                           HASKEL INTERNATIONAL, INC.
                                       AT

                                $12.90 PER SHARE

                                       BY

                           HI MERGER SUBSIDIARY INC.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                                HI HOLDINGS INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
      NEW YORK CITY TIME, ON APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED.

To the Holders of Shares of Haskel International, Inc.:

     This Supplement amends and supplements the Offer to Purchase dated March 22, 1999 (and related documents) (collectively, the "Offer to Purchase") of HI Merger Subsidiary Inc., a California corporation ("Purchaser"), a wholly-owned subsidiary of HI Holdings Inc., a Delaware corporation ("Parent"), with respect to the tender offer made by Purchaser to purchase all of the outstanding shares of Class A common stock, no par value per share (the "Class A Common Stock"), and Class B common stock, no par value per share (the "Class B Common Stock") (together, the "Shares"), of Haskel International, Inc., a California corporation (the "Company"), at a price of $12.90 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase.

     Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

     1. The initial paragraph under Section 2 ("Acceptance for Payment and Payment for Shares") is hereby amended and supplemented by the following:

          "Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, any and all Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "Withdrawal Rights") promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in "Certain Conditions of the Offer." All conditions of the Offer must be satisfied or waived prior to the Expiration Date, as such Expiration Date may be extended by Purchaser. Purchaser expressly reserved the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the Commission, payment for, Shares in order to comply, in whole or in part, with any applicable law."

     2. Section 8 ("Certain Information Concerning the Company") is hereby amended and supplemented by adding the following:

     "CERTAIN COMPANY PROJECTIONS. In connection with the due diligence review of the Company by Parent, Purchaser, Tinicum Capital Partners, L.P. ("Tinicum") and Edmundson International, Inc. ("Edmundson") (collectively, the "Bidders") and in the course of the negotiations between the Company and the Bidders described in "Background of the Offer; Contacts with the Company" which led to the execution of the Merger

Agreement, the Company provided the Bidders with certain projections of the operating performance of the Company for the fiscal year ended May 29, 1999 ("FY 1999"). Such information included the Company's projected FY 1999 consolidated income statement and information regarding a planned restructuring charge. Shown below is certain selected summary information excerpted from such projections:

         SELECTED PROJECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FISCAL YEAR
                                                                 ENDED
                                                              MAY 31, 1999
                                                              ------------
CONSOLIDATED PROJECTED INCOME STATEMENT DATA:
Revenues....................................................    $49,105
Income from operations before taxes.........................      6,061
Net income..................................................      4,052
Diluted earnings per share from continuing operations.......    $   .79"

     3. Section 9 ("Certain Information Concerning the Purchaser and Parent") is hereby amended and restated in its entirety as follows:

          "9. CERTAIN INFORMATION CONCERNING THE PURCHASER, PARENT, TINICUM AND EDMUNDSON.

          PURCHASER. Purchaser is a newly formed California corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 800 Third Avenue, 40th Floor, New York, NY 10022. All interests in Purchaser are or will be owned by Parent.

          Until immediately prior to the time that Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

          PARENT. Parent is a newly formed Delaware corporation with its principal executive offices located at 800 Third Avenue, 40th Floor, New York, NY 10022. Parent was organized in connection with the Offer and the Merger. All interests in Parent are or will be owned by Tinicum and/or an affiliate or affiliates thereof, Edmundson and certain members of the Company's management.

          TINICUM. Tinicum Capital Partners, L.P., a Delaware limited partnership, is a private investment partnership formed in December 1998 to acquire control of companies through acquisition or restructurings and to take minority stakes in public or private companies through equity or debt securities. Its principal executive offices are located at 800 Third Avenue, 40th Floor, New York, NY 10022. Its capital commitments are in excess of $200 million. Its general partner, Tinicum Lantern L.L.C., a Delaware limited liability company, with its principal offices located at 800 Third Avenue, 40th Floor, New York, NY 10022, is engaged in the business of investment management.

          EDMUNDSON. Edmundson International, Inc., a California corporation, is an investment firm with its principal executive offices located at 31356 Via Colinas, Westlake Village, CA 91362. Through its subsidiaries, Edmundson is engaged in wholesale distribution of construction and industrial supplies. While Edmundson intends to invest almost 50% of the funds required to consummate the Offer and the Merger, Edmundson has sufficient financial resources (either directly or through affiliates) to satisfy Purchaser's obligations under the Offer and the Merger Agreement, without bank financing or funds contributed to Purchaser by any other investor.

          Since the Bidders are not subject to the periodic reporting requirements of the Exchange Act, the Bidders do not publicly disclose their financial statements.

          The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Parent, Purchaser and Edmundson are set forth in
     Schedule I hereto.

          Except as set forth in this Offer to Purchase, neither the Bidders, nor, to the best knowledge of Parent, Purchaser and Edmundson, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of such persons, beneficially own any equity security of the Company, and none of the Bidders, nor, to the best knowledge of Parent, Purchaser and Edmundson, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, have effected any transaction in any equity security of the Company during the past 60 days.

          Except as set forth in this Offer to Purchase, neither the Bidders, nor, to the best knowledge of Parent, Purchaser, and Edmundson, any of the persons listed in Schedule I hereto, have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint venture, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Bidders, nor, to the best knowledge of Parent, Purchaser and Edmundson, any of the persons listed in Schedule I hereto have had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

          Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Bidders, or their respective subsidiaries, or, to the best knowledge of Parent, Purchaser or Edmundson, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale of other transfer or a material amount of assets."

     4. Section 14 ("Certain Conditions to the Offer") is hereby amended and supplemented by adding the following:

          "All conditions of the Offer must be satisfied or waived prior the Expiration Date, as such Expiration Date may be extended by Purchaser."

     5.  Schedule I is hereby amended and supplemented by adding the following:

          "3. Directors and Executive Officers of Edmundson. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each director and executive officer of Edmundson. Each such individual is a citizen of the United States and has held the positions as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Edmundson.

                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
    NAME AND ADDRESS                                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
    ----------------                                    --------------------------------------------------
     1.  K.W. Colburn                                   Mr. Colburn is President and a Director. For the
         555 Skokie Blvd.                               past five years, he has been a private investor.
         Suite 555
         Northbrook, IL 60062
     2.  R.W. Colburn                                   Mr. Colburn is a Director. For the past five
         555 Skokie Blvd.                               years, he has been a private investor.
         Suite 555
         Northbrook, IL 60062

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
                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
    NAME AND ADDRESS                                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
    ----------------                                    --------------------------------------------------
     3.  T.A. Lullo                                     Mr. Lullo is Vice President and Assistant
         Consolidated Electrical                        Secretary. For the past five years, he has served
         Distributors, Inc.                             as an Executive of Consolidated Electrical
         31356 Via Colinas                              Distributors, Inc.
         Westlake Village, CA 91362
     4.  J.D. Parish                                    Mr. Parish is Vice President and Chief Financial
         Consolidated Electrical                        Officer. For the past five years, he has served as
         Distributors, Inc.                             an Executive of Consolidated Electrical
         31356 Via Colinas                              Distributors, Inc.
         Westlake Village, CA 91362
     5.  D.C. Verbeck                                   Mr. Verbeck is Secretary and a Director. For the
         Consolidated Electrical                        past five years, he has served as an Executive of
         Distributors, Inc.                             Consolidated Electrical Distributors, Inc."
         31356 Via Colinas
         Westlake Village, CA 91362

                                                       HI MERGER SUBSIDIARY INC.

April 5, 1999

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